                                                                    Exhibit 99.1

[GRAPHIC OMITTED]


                                                                    NEWS RELEASE
For Immediate Release

               NCO Group Completes acquisition of RMH Teleservices

HORSHAM, PA, April 2, 2004, NCO Group, Inc. ("NCO") (Nasdaq: NCOG), a leading provider of accounts receivable management and collection services, reported today that it has completed the acquisition of RMH Teleservices, Inc. ("RMH") (Nasdaq: RMHT). RMH is a provider of customer relationship management services.

RMH shareholders will receive 0.215 shares of NCO common stock for each share of RMH common stock. Based on the April 1, 2004 closing price of NCO common stock, RMH shareholders will receive $5.06 worth of NCO common stock for each share of RMH common stock. The transaction is expected to be tax free to the RMH shareholders. NCO issued approximately 3.4 million shares of NCO common stock to RMH's shareholders, which represents approximately 11.0% of NCO's outstanding common stock. The transaction is expected to be neutral to slightly accretive to NCO's earnings in 2004 and slightly accretive in 2005 and beyond.


For further information contact:

Michael J. Barrist, Chairman and CEO
Steven L. Winokur,    EVP, Finance and CFO
Paul E. Weitzel, Jr., EVP, Corporate Development and International Operations
(215) 441-3000
www.ncogroup.com


                 ----------------------------------------------

Certain statements in this press release, including, without limitation, statements as to the impact of the acquisition, statements as to NCO's, or its management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, risks relating to acquisitions including possible unknown liabilities and integration, the risk that NCO will not be able to implement its business strategy as and when planned, risks related to the final outcome of the environmental liability, risks related to past and possible future terrorist attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and future acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to international operations, and other risks detailed from time to time in NCO's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements. NCO disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.
                        --------------------------------